EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE, MAY 6, 2009

ORIENT-EXPRESS HOTELS REPORTS FIRST QUARTER 2009 RESULTS

First Quarter 2009 Earnings Summary

•                  First quarter total revenues, excluding real estate, of $91.0 million, down $24.9 million over prior year

•                  Same store RevPAR down 18% in local currency, 26% in US dollars

•                  Adjusted EBITDA before Real Estate of $9.9 million, down $7.0 million over prior year

•                  First quarter net loss from continuing operations of $13.6 million

•                  EPS loss from continuing operations of $0.27 per common share

Key Events

•                  Raised $141.3 million of cash in common share offering primarily for debt reduction

•                  Closed on new $30 million secured construction loan to complete Porto Cupecoy

•                  Sold a total of 11 additional residences at Porto Cupecoy during 1Q 09

•                  Reduced impact of revenue decline on EBITDA by 72% through fixed and variable cost savings

•                  Agreed in principle resolution of tangible net worth covenants on two facilities referenced in 2008 Form 10-K

•                  Received deposit and signed Memorandum of Understanding for sale of a European hotel and Letter of Intent signed on a second property

•                  Enhanced corporate brand strategy

•                  In discussions to amend agreements with the New York Public Library

Hamilton, Bermuda, May 6 2009.  Orient-Express Hotels Ltd. (NYSE: OEH, http://www.orient-express.com), owners or part-owners and managers of 51 luxury hotels, restaurants, tourist trains and river cruise properties operating in 25 countries today announced its results for the first quarter ended March 31, 2009.

The net loss for the period was $14.6 million (loss of $0.29 per common share) on revenue of $91.0 million, compared with a net loss of $4.3 million (loss of $0.10 per common share) on revenue of $119.9 million in the first quarter of 2008.   The net loss from continuing operations for the period was $13.6 million (loss of $0.27 per common share) compared with a net loss of $2.4 million (loss of $0.06 per common share) in the first quarter of 2008.  The first quarter is traditionally a loss-making period for the Company because several of its European hotels are closed for most of the quarter and the Venice Simplon-Orient-Express and Royal Scotsman tourist trains and Afloat in France canal cruises do not operate. The adjusted net loss from continuing operations for the period was $1.4 million (loss of $0.03 per common share) compared with an adjusted net loss of $3.7 million (loss of $0.09 per common share) in the first quarter of 2008.

“While we, and our industry, continue to feel the effects of the global economic downturn with revenues declining, we have reduced the impact to EBITDA through stringent cost controls,” said Paul White, President and Chief Executive Officer.  “We also experienced some encouraging signs in our Real Estate business this quarter.  We expect to complete the Porto Cupecoy project later this year and sold 11 condominiums in this quarter; a total of 84 of the 181 condominium units are now sold.  We are also seeing progress in our strategy to sell non-core assets.”

Business Highlights

Revenue, excluding Real Estate revenue, was $91.0 million in the first quarter of 2009, down $24.9 million from the first quarter of 2008.  This reflected Owned Hotels same store RevPAR decline of 18% in local currency (26% in U.S. dollars).  Adjusted EBITDA before Real Estate was $9.9 million, down $7.0 million on the prior year quarter.

Revenue from Owned Hotels for the first quarter was $80.2 million, including $11.5 million from Charleston Place.  On a same store basis, revenue from Owned Hotels declined by 25% year over year.  A decline of 9% in North America helped offset the impact of the 43%

revenue decline in Europe and 16% in South America (excluding Hotel das Cataratas).  The decision to delay opening the Italian hotels until April positively impacted EBITDA in Europe by $0.9 million but reduced revenues by $1.7 million.  Restaurant revenues were down by 25% year over year.

Trains and Cruises revenue declined 43%.  By reducing the number of journeys operated, EBITDA rose $0.6 million, excluding Road to Mandalay which was not operational during the period.

During the quarter the impact on EBITDA from the drop in revenue before Real Estate of $24.9 million was reduced by 72% through fixed and variable cost savings of $17.9 million.

Adjusted EBITDA before Real Estate was $9.9 million compared to $16.9 million in the prior year. The principal variances from last year included the results from Reid’s Palace, Madeira (down $1.8 million), Grand Hotel Europe, St Petersburg (down $1.1 million) and Mount Nelson, Cape Town (down $1.4 million).

Financing Update

On May 4, 2009, the Company completed its public offering of 25,875,000 class A common shares including 3,375,000 shares covered by the underwriters’ over-allotment option in the offering which was exercised in full. The Company intends to use the net proceeds, $141.3 million, primarily for debt reduction and general corporate purposes.

In April 2009, the Company closed a $30 million secured construction loan for its Porto Cupecoy residential mixed-use development project in Sint Maarten, Caribbean.  The Company has drawn $5.2 million of this loan and has access to a further $12.7 million to fund future expenditure on the project, and may borrow additional amounts as new unit sales at Porto Cupecoy are closed.  The Porto Cupecoy project is expected to be completed later this year, and as of March 31, 2009, 84 of the 181 condominium units had been sold.

The Company is currently negotiating with a lender to borrow $15 million (approximately $9 million after repayment of existing debt) which would be secured by its Maroma Resort and Spa in Mexico.  Additionally, the Company is negotiating a new $18 million term facility relating to its two Australian hotels.  The proceeds of this loan would be used to pay existing debt of $15 million that matures in 2010.  No assurance can be given that the Company will be successful in closing the loan agreements that it is currently negotiating.

Update on Covenant Position

The Company’s financing agreements with several commercial bank lenders contain financial covenants which among other things, require it to satisfy a quarter-end minimum debt service coverage ratio and minimum net worth amounts.  At March 31, 2009, Orient-Express Hotels was in compliance with all major covenants except as noted below.

As disclosed in the Company’s 2008 Form 10-K, the Company was concerned that it could violate a minimum $600 million tangible net worth covenant in two long-term debt facilities at the end of its first quarter of 2009.  Approximately $102.3 million had been borrowed under these facilities at March 31, 2009.  The Company has been negotiating with the bank lenders and has obtained agreement in principle to a waiver of these net worth covenants.  To secure the waiver on one of these loans, the Company expects that it will be required to repay $9.7 million in June 2009.  No assurance can be given that the Company will be successful in completing these negotiations and, therefore, the $102.3 million borrowings have been shown on the balance sheet at March 31, 2009 as a current liability.

Also as disclosed in the Company’s 2008 Form 10-K, Hotel Ritz Madrid was out of compliance with a debt service coverage ratio in its first mortgage loan facility, which is non-recourse to and not credit-supported by the Company or its joint venture partner in that hotel.  Orient-Express Hotels and its partner continue to fully service the debt and negotiate with the lender to determine how to bring the hotel back into compliance.  No assurance can be given that these negotiations will be successful.

Liquidity and Capital Reserves

At March 31, 2009, the Company had total debt of $843.8 million, working capital loans of $59.5 million and cash balances of $54.8 million, giving a total net debt of $848.5 million compared with total net debt of $835.3 million at the end of the fourth quarter of 2008.

At March 31, 2009, undrawn amounts available to the Company under committed short-term lines of credit were $8.0 million and undrawn amounts available to the Company under secured revolving credit facilities were $32.0 million, bringing total cash availability at March 31, 2009, to $94.8 million, including restricted cash of $13.3 million.  The Company’s liquidity and net debt position was improved by $141.3 million from its equity offering, which was completed on May 4, 2009.

At March 31, 2009, approximately 40% of the Company’s debt was at fixed interest rates and 60% was at floating interest rates. The weighted average maturity of the debt was approximately 3.1 years and the weighted average interest rate (including margin) was approximately 4.2%.

Disposal of Non-Core Assets

The Company has commenced a selective non-core asset disposal program, which management expects to be conducted in a measured timescale.  In certain locales the Company has engaged brokers to help expedite the proposed sales, and to date the Company has received numerous offers from strategic and financial investors for several of these hotel assets, as well as for other assets that have not been placed on the market.  Management continues to evaluate a number of prospective bids that it considers attractive from the perspective of both de-leveraging and return on invested capital.  No assurance can be given that any of the proposed sales will be consummated.

In March 2009, Orient-Express Hotels signed a non-binding memorandum of understanding and received a refundable deposit from a prospective buyer for one of its European hotels.  The potential buyer is currently conducting due diligence on the property.  A non-binding letter of intent has also been signed with respect to another owned hotel.

One North American hotel is being actively listed for sale, effective March 2009.  Offering memoranda were distributed publicly in early April 2009 and a final call for delivery of offers in May has been sent to all interested buyers.

New York Public Library

In November 2007, the Company entered into agreements with the New York Public Library to acquire its Donnell Library branch site adjacent to the ‘21’ Club to construct Orient-Express Hotels’ first mixed use hotel and residential development in New York City.  In February 2009, in light of current and anticipated future economic conditions, the Company decided to suspend further payments under the agreements, as they had been amended in December 2008. The Company has been in active settlement discussions with the Library since February with respect to an agreement to secure these payments and spread them over the next 24 - 30 months.  No assurance can be given that the Company will reach an acceptable settlement with the Library.

Implementation of New Brand Strategy

Orient-Express Hotels has begun implementation of a brand enhancement strategy which the Company expects will increase the visibility of the Orient-Express brand globally throughout its business segments and product offerings.  This initiative, achieved at minimal cost, is intended to position the Company as a collection of deluxe travel and hospitality experiences, each of which would be individually branded and focused on authentic local product and service.  Management anticipates that its new brand strategy will provide Orient-Express Hotels with public relations and commercial advantages; will increase efficiencies and the effectiveness of the portfolio; drive revenue and repeat business; and be attractive to property owners and potential partners.

Regional Performance

Europe: The four Italian hotels and Hôtel de la Cité were closed throughout the first quarter of 2009.  For the first quarter, revenues from Owned Hotels were down 46% to $14.5 million in the first quarter of 2009, from $27.1 million in 2008. EBITDA was a loss of $6.2 million in 2009 versus a loss of $3.7 million in the prior year.  Same store RevPAR decreased by 48% in US dollars, from $192 to $100 but decreased by 35% in local currency.

North America: Revenue was $35.8 million, including $11.5 million with respect to Charleston Place Hotel, South Carolina which was consolidated from January 1, 2009.

Excluding this hotel, revenue was 9% lower than the first quarter of 2008.  The new Villas at La Samanna generated $1.1 million of rental revenue in the quarter.  Including EBITDA of $2.8 million from Charleston Place Hotel, there was an EBITDA increase of $1.6 million.  Same store RevPAR for the region fell by 15%.

Southern Africa: Revenue of $7.5 million was 36% lower year over year, and EBITDA of $2.5 million was 44% lower than in 2008.  Local currency same store RevPAR was down by 17% year over year.

South America: Revenue decreased to $13.9 million in the first quarter of 2009 from $17.6 million in the first quarter of 2008.  Local currency same store RevPAR was down by 12%. EBITDA was $4.6 million, $1.1 million lower than last year.  Copacabana Palace revenues were down $2.1 million, or 18% year over year, and EBITDA was down $0.6 million, or 12%.  The region’s EBITDA results were negatively impacted by $0.5 million year over year at Hotel das Cataratas, which remains open while under refurbishment.

Asia Pacific: Revenue for the first quarter of 2009 was $8.5 million, a decrease of 26% year over year. EBITDA was $1.8 million compared to $2.6 million last year. Same store RevPAR in local currency for the region fell by 9% from $134 to $122.  All the Asian hotels held EBITDA in line with the prior year except for Napasai in Thailand, which has been affected by the recent political unrest in that country.

Hotel management and part-ownership interests: EBITDA for the first quarter of 2009 was $0.7 million compared to $5.2 million last year, which included $3.7 million EBITDA earnings from Charleston Place Hotel.

Restaurants: Revenue from restaurants in the first quarter of 2009 was $3.7 million compared to $4.9 million last year, and EBITDA was $0.1 million compared with $0.6 million in 2008.

Trains and Cruises: Revenue was down $4.8 million in the first quarter of 2009, a decrease of 43% year over year, and EBITDA was $1.4 million, a decrease of only 6%, reflecting the high level of variable costs in the trains business.

Central costs: In the first quarter of 2009, central costs were $5.1 million compared with $6.8 million in the prior year period.

Interest: The interest charge for the first quarter of 2009 was $9.9 million compared with $12.9 million in the first quarter of 2008.

Tax: The tax credit for the first quarter of 2009 was $8.9 million compared to a credit of $2.4 million in the same quarter in the prior year, reflecting additional losses in taxable jurisdictions in the first quarter of 2009.

Discontinued Operations: The charge in the first quarter of 2009 was $1.1 million, reduced from $2.0 million in the first quarter of 2008.

Investment: Total capital expenditure in the first quarter was $22.0 million which was necessary to complete projects at, in particular, Grand Hotel Europe, Hotel Cipriani, Copacabana Palace and Hotel das Cataratas. A total of $8.3 million was invested during the quarter in the Company’s development at Porto Cupecoy.

Recent Events in Mexico

On April 29, 2009, the World Health Organization (WHO), which has been reporting cases of swine flu, raised its pandemic alert to level 5.  The Company has two hotels in Mexico, Maroma Resort and Spa and Casa de Sierra Nevada, neither of which is located in an area where outbreaks have been reported.  Although WHO is not recommending any restriction of regular travel or closure of borders, cancellations have been received and the Company has not imposed penalties on guests who do not wish to travel to Mexico at this time.

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Reconciliation to reported earnings

	Three months ended March 31
$’000 — except per share amounts	2009	2008

EBITDA	1,305	16,417
Adjusted items:
Legal costs (1)	515	—
Management restructuring(2)	717
Impairment(3)	7,048	—
Adjusted EBITDA	9,585	16,417

U.S. GAAP reported net earnings	(14,639)	(4,338)
Discontinued operations net of tax	1,074	1,963
Net losses from continuing operations	(13,565)	(2,375)
Adjusted items net of tax:
Legal costs (1)	515	—
Management restructuring(2)	625	—
Impairment (3)	7,048	—
Interest rate swaps (4)	1,081	295
Foreign exchange loss/(gain) (5)	2,858	(1,647)
Adjusted net losses from continuing operations	(1,438)	(3,727)
Reported EPS	(0.29)	(0.10)
Reported EPS from continuing operations	(0.27)	(0.06)
Adjusted EPS from continuing operations	(0.03)	(0.09)
Number of shares (millions)	50.96	42.47

(1)	Costs associated with litigation challenging the Company’s class B common share structure, as reported in the 2008 Form 10-K.
(2)	Restructuring and redundancy costs incurred in 2009 as the final part of the Company’s cost reduction program.
(3)	Goodwill impairment charges recorded on four owned properties.
(4)	Charges on swaps that did not qualify for hedge accounting.
(5)	Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

*****************

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (segment EBITDA), and believes that segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s segment EBITDA may not be comparable in all instances to that disclosed by other companies. Segment EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the Company’s core operations. Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, claims arising against the Company by the New York Public Library if the agreement between the parties cannot be satisfactorily amended, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of completing proposed asset sales, adequate sources of capital and acceptability of finance terms made more difficult by the current crisis in financial markets and by weakening national economies, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, inability to reduce funded debt as planned or to agree loan agreement waivers or amendments, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

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Orient-Express Hotels will conduct a conference call on Thursday, May 7, 2009 at 10.00 am ET (15.00 BST) which is accessible at +1 866 966 5335 (US toll free) or +44 (0)20 3037 9120 (Standard International access).  The conference ID is ‘Orient-Express’.  A replay of the conference call will be available until 5.00pm (ET) Thursday, May 14, 2009 and can be accessed by calling +1 866 583 1035 (US toll free) or +44 (0)20 8196 1998 (Standard International) and entering replay access passcode: 3917290#.  A replay will also be available on the company’s website: www.orient-expressinvestorinfo.com.

 ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended March 31
$’000 — except per share amount	2009	2008

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	14,533	27,139
- North America	35,822	26,670
- Rest of World	29,889	40,767
Hotel management & part ownership interests	692	5,218
Restaurants	3,672	4,866
Trains & Cruises	6,355	11,185
Revenue and earnings from unconsolidated companies before Real Estate	90,963	115,845
Real Estate	—	4,083
Total (1)	90,963	119,928

Analysis of earnings
Owned hotels
- Europe	(6,213)	(3,744)
- North America	8,935	7,300
- Rest of World	8,857	12,747
Hotel management & part ownership interests	692	5,218
Restaurants	63	649
Trains & Cruises	1,443	1,543
Central overheads	(5,105)	(6,799)
EBITDA before Real Estate and Impairment	8,672	16,914
Real Estate	(319)	(497)
EBITDA before Impairment	8,353	16,417
Impairment of goodwill	(7,048)	—
EBITDA	1,305	16,417
Depreciation & amortization	(10,114)	(10,284)
Interest	(9,863)	(12,929)
Foreign exchange	(3,838)	2,045
Earnings before tax	(22,510)	(4,751)
Tax	8,945	2,376
Net losses from continuing operations	(13,565)	(2,375)
Discontinued operations	(1,074)	(1,963)
Net losses on common shares	(14,639)	(4,338)

Losses per common share	(0.29)	(0.10)
Number of shares — millions	50.96	42.47

(1)                                  Comprises earnings from unconsolidated companies of $1,551,000 (2008 - $5,248,000) and revenue of $89,412,000 (2008 - $114,680,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended March 31, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	360	464
North America	432	470
Rest of World	280	296
Worldwide	337	372

Rooms Available (000’s)
Europe	61	64
North America	57	57
Rest of World	115	123
Worldwide	234	244

Rooms Sold (000’s)
Europe	17	27
North America	35	38
Rest of World	66	82
Worldwide	118	148

RevPAR (in U.S. dollars)
Europe	100	201
North America	266	314
Rest of World	160	198
Worldwide	170	226

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	100	192	-48%	-35%
North America	266	314	-15%	-15%
Rest of World	164	212	-23%	-12%
Worldwide	173	232	-26%	-18%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	March 31 2009	December 31 2008

Assets

Cash	54,828	78,988
Accounts receivable	46,454	48,568
Due from related parties	12,208	10.013
Prepaid expenses	24,269	19,916
Inventories	43,397	45,841
Other assets held for sale	32,483	35,978
Real estate assets	91,646	83,983
Total current assets	305,285	323,287

Property, plant & equipment, net book value	1,435,521	1,464,095
Investments	65,828	67,464
Goodwill	141,909	154,054
Other intangible assets	19,455	20,255
Other assets	41,319	39,978
	2,009,317	2,069,133

Liabilities and Equity

Working capital facilities	59,469	54,179
Accounts payable	20,399	24,563
Accrued liabilities	74,553	74,522
Deferred revenue	67,802	56,731
Other liabilities held for sale	3,336	4,781
Current portion of long-term debt and capital leases	237,390	139,968
Total current liabilities	462,949	354,744

Long-term debt and obligations under capital leases	606,384	720,155
Deferred income taxes	154,050	168,589
Other liabilities	38,852	41,476
Total liabilities	1,262,235	1,284,964

Shareholders’ equity	745,358	782,598
Non-controlling interests	1,724	1,571
Total equity	747,082	784,169
	2,009,317	2,069,133